Exhibit 10.24

MEDICAL CONSULTING SERVICES AGREEMENT

This Medical Consulting Services Agreement (the “Agreement”) is entered into effective as of January 1st, 2021 (the “Effective Date”) by and between First Fertility Phnom Penh Limited (the “Company”) and First Fertility PGS Center Limited (the “Consultant”). Each of the Company and the Consultant are a “Party” and collectively the “Parties.”

WHEREAS the Company desires to retain the services of the Consultant and the Consultant is desirous and willing to accept such service arrangement and render such services, all upon and subject to the terms and conditions contained in this Agreement,

NOW, THEREFORE, in consideration of the promises and the mutual covenants outlined in this Agreement, and intending to be legally bound, the Company and the Consultant agree as follows:

1. Engagement. The Company currently engages and retains the Consultant, and the Consultant agrees to render services upon the terms and conditions from now on set forth.

2. Term. This Agreement shall be for a period commencing on the Effective Date and terminating 12 months after the Effective Date (the “Term”)

3. Services. During the Term, the Consultant shall act as a strategic advisor providing medical training and education to the Company (the “Services”). Without limiting the preceding, the Services shall include the following:

4. Compensation/Expenses

(a) In consideration for the Services to be rendered by the Consultant under this Agreement, the Company shall pay the Consultant THB 1,200,000 per month.

Termination.

(a) In the event of a material default under this Agreement by either party, the other party may terminate this Agreement if such default is not cured within 10 days following delivery of written notice specifying and detailing the default complained of and demanding its cure.

(b) Upon termination of this Agreement, the Company shall reimburse the Consultant for any reasonable expenses previously incurred for which the Consultant had not been returned before the effective termination date, provided that the requirements of Section 4 have been satisfied. Any other rights granted to the Consultant under this Agreement shall terminate as of the date of such termination.

IN WITNESS, of which, the Company and the Consultant have executed this Agreement as written above.

First Fertility PGS Center Limited		First Fertility Phnom Penh

By:	/s/ Fong Wai Lam Tina	By:	/s/ Siu Wing Fung Alfred
Name: Mrs. Fong Wai Lam Tina (Title: Chief Executive Officer)		Name: Mr. Siu Wing Fung Alfred (Title: Chief Executive Officer)

Date: January 5th, 2021		Date: January 5th, 2021

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